Exhibit 99.1

Bright Green Corporation Has Signed Agreement with Majority Shareholder as Plan Sponsor on Prepackaged Plan to Restructure the Company.

The Company plans to emerge with federal loan guarantees for its 60 new mega farm owner/operators, that collectively will invest $3.5 billion to supply and strengthen the Drugs Made in America supply Chain.

Fort Lauderdale, Florida, January 27, 2025 (GLOBE NEWSWIRE) — Bright Green Corporation (OTC: BGXX) (“Bright Green” or the “Company”) announced that on January 21, 2025, it has entered into a Restructuring Support Agreement (the “RSA”) with Lynn Stockwell, a major shareholder of the Company (the “Plan Sponsor”) to restructure the Company. To implement the terms of the RSA, the Company will file, and the Plan Sponsor will support the Company’s Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for. (the “Plan”).

Lynn Stockwell, the new Chief Executive Officer and Chairman of the Board of Directors of the Company, also sponsors other corporations that plan to participate in the onboarding of drug production and manufacturing back to the U.S. said, “Simply put, Bright Green Corporation was in an extraordinary unique position to produce, manufacture and research legal controlled substances, under registration and licensing with both state and the federal government. The company was unable to take advantage of the opportunity and was compromised financially when globalization policies were not favorable for research, production and manufacturing within the United States. In addition, the past immigration policy made funding from the company’s EB-5 program for investment capital impossible”.

Lynn Stockwell continues, “I look forward now to this new administration’s promise to onboard the production and manufacturing of both the API and prescription drugs back to the United States creating an opportunity for this well positioned company and importantly rationalizing regulation for drugs made in America. This company will move forward to implement its owner/operator plan for a $3.5 billion investment immediately, that capital is necessary to build new DEA and FDA compliant mega farms for the production facilities to produce controlled substances to supply quality API by contract for the MADE IN AMERICA supply chain. Each owner/operator will have access to federal loan guarantees for the new infrastructure that is expected to create thousands of new jobs and further support this Company’s EB-5 program with investment through legal immigration. The Company will continue its exclusive partnership with Asia Capital Pioneer Group Inc to help support its EB-5 marketing efforts across Asia.”

The proposed Plan for the Bright Green Corporation, its effective date, generally provides, among other things, for (1) the funding of an Exit Facility by the Plan Sponsor; (2) the payment in full in cash of all allowed administrative claims and allowed professional fee claims from the proceeds of the Exit Facility; (3) the roll-up of a secured note held by the Plan Sponsor into the Exit Facility and its repayment pursuant to the terms of the Exit Facility; and (4) the reorganization of the Company by (i) repaying creditors of allowed general unsecured claims in the form of 20% in cash plus 80% in newly issued common stock, (ii) issuing new common stock in the Company to the existing holders of common stock after a 1 for 50 reverse stock split, such that their dilution is limited to the newly issued common stock to the creditors, and (iii) retiring, cancelling, extinguishing and/or discharging the Company’s outstanding warrants and other contracts.

To implement the RSA and the Plan, the Company anticipates filing a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida in the coming days.

The Company expects its operations to continue as normal throughout the contemplated Court-supervised process. Upon emergence, the Company anticipates changing its name to Drugs Made in America Corp. The new management and Board of Directors for Drugs Made in America Corp. will be expected to have the necessary experience to manage controlled substance production and supply contracts for drug manufacturing, the EB-5 program, franchise management SOPs and the drug supply chain.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management as of such date. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Such forward looking statements include, but are not limited to, the ability of the Company to implement the Plan and raise funds under the Company’s EB-5 program, the impact that new officers, directors and employees may have on the Company and the Company’s business and results of operations, and the impact of the New Mexico Board of Pharmacy and DEA approvals. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as amended and supplemented, as well as other documents that may be filed by the Company from time to time with the SEC. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release. Additional information regarding these and other factors that could affect the Company’s results is included in the Company’s SEC filings, which may be obtained by visiting the SEC’s website at www.sec.gov.

Source:

Bright Green Corporation

401 E Las Olas Blvd #1400

Fort Lauderdale, Florida 33301

(833) 658-1799